Exhibit 99.1

Diodes Incorporated Appoints Texas State Representative Angie Chen Button to the Board

Plano, Texas – March 09, 2021 -- Diodes Incorporated (Nasdaq: DIOD) today announced the appointment of Angie Chen Button to its Board of Directors effective April 1, 2021. Ms. Button is a Certified Public Accountant and a retired finance and marketing manager with over 30 years at Texas Instruments, and she currently serves as a member of the Texas House of Representatives. Following the appointment, the Board will be comprised of eight directors, two of whom are female.

Commenting on the appointment, Dr. Keh-Shew Lu, Chairman, President and CEO, said, “We are delighted to welcome Angie to Diodes’ Board. She is an exceptionally talented business executive with a long history in the semiconductor industry, while also being a respected leader and influencer throughout her career. Additionally, Angie brings extensive experience and connections in dealing with high-ranking foreign and local government officials along with business CEOs, including promoting international business and trade. Further, her appointment underscores Diodes’ commitment to board diversity of gender, ethnicity, skillsets and backgrounds, and I look forward to working more closely with her as we execute on our strategic growth initiatives.”

Ms. Button has served as a representative in the State of Texas House of Representatives since 2009. The only Asian American Woman legislator in Texas, she currently chairs the International Relations and Economic Development Committee, which has jurisdiction over matters pertaining to commerce, trade and manufacturing relations between the State of Texas and other entities, including other nations. Previously, she served as Chair of the Urban Affairs Committee, as Chair of the Economic and Small Business Development Committee, as Vice Chair of the Technology Committee, sat on the Appropriations (Budget) Committee, and has sat and currently serves on the Ways and Means (Taxation) Committee. A CPA, Ms. Button worked for Texas Instruments for over 30 years in various auditing, finance, business development, procurement, and international marketing positions. She also served on the Audit Committee of the Dallas Area Rapid Transit Board.

Ms. Button received her bachelor’s degree in Accounting from National Taiwan University in 1976, her master’s degree in Public Finance from National Chengchi University in 1978, and her master’s degree in Management Science from University of Texas at Dallas in 1980. Ms. Button is a co-founder of the DFW Asian American Citizens Council.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 31 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

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